Exhibit 10.2
EXECUTION COPY
REIMBURSEMENT AND SECURITY AGREEMENT
REIMBURSEMENT AND SECURITY AGREEMENT dated as of May 5, 2008, between APAC Customer Services, Inc., an Illinois corporation (the “Company”), and TCS Global Holdings, L.P., a Nevada limited partnership (“TCS”).
WHEREAS, the Company wishes to enter into that certain Revolving Credit and Security Agreement, dated as of May 5, 2008 (the “Credit Agreement”), among the Company, certain lenders (the “Lenders”), and PNC Bank, National Association, as agent for the lenders (the “Agent”);
WHEREAS, the Company’s wishes to have greater borrowing capacity under the Credit Agreement than provided for by its currently eligible assets, for purposes of the Credit Agreement; and
WHEREAS, in order to enable the Company to increase its borrowing capacity under the Credit Agreement, the Company has requested TCS to cause Deutsche Bank Trust Company Americas (the “Initial LC Bank”, and together with the Replacement LC Banks (as defined below), each an “LC Bank”) to issue its irrevocable letter of credit in the form attached hereto as Exhibit A (the “Initial Letter of Credit”, and together with the Replacement Letters of Credit (as defined below), each a “Letter of Credit”) in the amount of $9,000,000 and to deliver it to the Lenders as additional collateral under the Credit Agreement.
NOW, THEREFORE, in consideration of the premises and in order to induce TCS to cause the LC Bank to issue the Letter of Credit, the parties hereto agree as follows:
ARTICLE I
AMOUNT AND TERMS OF THE LETTER OF CREDIT
Section 1.01. The Letter of Credit.
(a) Subject to the terms and conditions hereof, TCS agrees to cause the Initial LC Bank to issue the Initial Letter of Credit to the Agent for the benefit of the Lenders, and to deliver the Initial Letter of Credit to the Agent, on the date hereof in the initial amount of $9,000,000, (the sum of all available amounts to be drawn with respect to all Letters of Credit issued and in effect at any time, as such amount may be reduced pursuant to Section 1.01(d), the “Stated Amount”) and expiring on the earlier of (a) the date of expiration of the Letter of Credit (as such date may be extended in accordance with its terms) and (b) the date the “Required Credit Enhancement Amount” (as defined in the Credit Agreement) is reduced to zero pursuant to Section 4.23 or 4.24 of the Credit Agreement (the “Expiration Date”).

(b) At any time prior to the Expiration Date, TCS may (i) cause any LC Bank, or any other entity acceptable to the Agent and the Company (in each case in such party’s reasonable discretion) (a “Substitute LC Bank”), to issue a replacement letter of credit (a “Substitute Letter of Credit”) to the Agent for the benefit of the Lenders in form and substance acceptable to the Agent and the Company, in each case in such party’s reasonable discretion, or (ii) deliver to the Agent cash or “Cash Equivalents” (as defined in the Credit Agreement) as collateral in substitution for any Letter of Credit in an amount equal to or greater than the Required Credit Enhancement Amount at such time (“Cash Collateral”); provided, that TCS shall only deliver any such Substitute Letter of Credit or Cash Collateral to the Agent on the condition that all prior Letters of Credit and Cash Collateral have been returned to TCS or terminated; and provided, further, that the sum of the Stated Amount with respect to all Letters of Credit issued and held by the Agent and all Cash Collateral held by the Agent at any time shall not exceed $9,000,000.
(c) Unless otherwise requested by the Company, if any Letter of Credit by its terms shall expire or terminate prior to the Expiration Date, TCS shall (i) use commercially reasonable good faith efforts to cause any LC Bank, or any other entity acceptable to the Company and the Agent, in each case in such party’s reasonable discretion, (together with any Substitute LC Bank, each such LC Bank a “Replacement LC Bank”), to issue a replacement letter of credit in form and substance acceptable to the Company and the Agent, in each case in such party’s reasonable discretion, (together with any Substitute Letter of Credit, each such letter of credit a “Replacement Letter of Credit”), (ii) deliver to the Agent Cash Collateral in substitution therefor or (iii) allow the Agent to draw on such Letter of Credit prior to its termination.
(d) Upon each drawing under any Letter of Credit, the Stated Amount under such Letter of Credit shall be reduced automatically by an amount equal to such drawing.
Section 1.02. Fees.
(a) The Company agrees to pay to TCS a letter of credit fee, at the rate of two percent (2%) per annum of the Stated Amount, which fee shall be payable in advance at closing and on each anniversary of the closing date on which a Letter of Credit is outstanding as of such date, in each case, calculated based on the Stated Amount as of such date; provided, if the Expiration Date occurs on a date which is prior to the next annual payment date, TCS shall either refund to the Company a pro rata portion of such fee for the period from the Expiration Date to such next annual payment date or apply any such amount to sums due to TCS under this Agreement or otherwise; provided, further, if the Stated Amount of the Letter of Credit is reduced prior to the Expiration Date or the next annual payment date, TCS shall either refund to the Company on the earlier of the Expiration Date or the next annual payment date the excess of (x) two percent (2%) per annum of the Stated Amount as of the prior payment date over (y) two percent (2%) per annum of the average daily Stated Amount for the period commencing on the date of the reduction of the Stated Amount and ending as of such Expiration Date or annual payment date, or apply any such amount to sums due to TCS under this Agreement or otherwise.
(b) The Company agrees to pay to TCS an additional letter of credit fee (the “Additional Fee”) at the following rates per annum:

(i) two percent (2%) of the Stated Amount if the Average Monthly Amount during the immediately preceding month is equal to or below the following amount as of such date: (A) the average daily amount of the “Advance Rate” for the preceding month minus (B) the “Restructuring Reserve” minus (C) the “Availability Reserve” (as each such term is defined in the Credit Agreement) minus (D) any additional reserves established by Agent pursuant to the terms of the Credit Agreement (such amount, as of any date of determination, the “Limit”);
(ii) three percent (3%) of the Stated Amount if Average Monthly Amount during the immediately preceding month exceeds the Limit by no more than $3,000,000;
(iii) four percent (4%) of the Stated Amount if the Average Monthly Amount during the immediately preceding month exceeds the Limit by more than $3,000,000 but by not more than $6,000,000; and
(iv) five percent (5%) of the Stated Amount if the Average Monthly Amount under the Credit Agreement during the immediately preceding month exceeds the Limit by more than $6,000,000.
The Additional Fee shall be paid monthly in arrears in respect of each month or partial month during which the Letter of Credit remains outstanding, calculated based on the Stated Amount as of the last day of such month. Payments shall be made on the 10th day following the end of each month until the Expiration Date. No later than the time of such payment, the Company shall deliver to TCS a certificate of the treasurer, chief financial officer or chief accounting officer of the Company setting forth in reasonable detail, the Average Monthly Amount and the Advance Rate for the immediately preceding month and a calculation of the Additional Fee payable with respect thereto.
(c) For purposes of this Agreement, the “Average Monthly Amount” during any month shall mean the average of all amounts outstanding under the Credit Agreement during such month.
Section 1.03. Reimbursement and Other Payments. The Company hereby agrees to pay to TCS on demand on and after the date on which the LC Bank shall pay any draft presented under the Letter of Credit, a sum equal to (i) the amount so paid under the Letter of Credit, plus (ii) interest on any amount remaining unpaid by the Company to TCS under clause (i) above from and including the date such amount becomes payable until payment in full, payable on demand, at such fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to 8.75 percent (8.75%) per annum above LIBOR (the “Interest Rate”), plus (iii) interest on any Cash Collateral held by the Agent, payable on demand, at the Interest Rate; provided, in any case the Interest Rate shall in no event be higher than the maximum rate permitted by applicable law. TCS shall give prompt notice to the Company upon learning of any payment by an LC Bank under the Letter of Credit

For purposes of this Agreement, “LIBOR” shall mean for any day, the rate determined by TCS by reference to the British Bankers’ Association Interest Settlement Rate for deposits in U.S. Dollars with a maturity of one month, appearing on page 3750 of the Telerate Service (or any such page as may replace page 3750 on such service or any successor to or substitute for such service, providing rate quotations comparable to those currently provided by such service, as determined by TCS from time to time for purposes of providing quotations of interest rates applicable to deposits in U.S. Dollars in the London interbank market) at approximately 11:00 a.m., London time, on the second Business Day before such day.
Section 1.04. Payments and Computations. The Company shall make each payment hereunder in lawful money of the United States of America, not later than 12:00 noon (Chicago time) on the due date by wire transfer of immediately available funds, to such account as TCS may specify to the Company in writing from time to time. Computations of fees hereunder shall be made by TCS on the basis of a year of 365 for the actual number of days (including the first day but excluding the last day) elapsed. Interest hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed.
Section 1.05. Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a Saturday, Sunday or a public or bank holiday or the equivalent for banks generally under the laws of the state of Illinois (any other day being a “Business Day”), such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or letter of credit fee, as the case may be.
Section 1.06. Obligations Absolute. During the term of this Agreement, each of the obligations of the Company under this Agreement (the “Reimbursement Obligations”) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:
(i) any lack of validity or enforceability of the Letter of Credit, the Limited Guaranty and Surety Agreement dated as of the date hereof by APAC Customer Services of Iowa, L.L.C. (the “Guarantor”) in favor of TCS (as amended, restated, or otherwise modified, the “Guaranty”), the Security Agreement dated as of the date hereof by the Guarantor in favor of TCS (as amended, restated, or otherwise modified, the “Guarantor Security Agreement”), or any other agreement or instrument relating thereto (the Letter of Credit and such agreements and instruments being collectively referred to herein as the “LC Documents”) or the Credit Agreement or any other agreement or instrument relating thereto (the Credit Agreement and such agreements and instruments being collectively referred to herein as the “Credit Agreement Documents”);
(ii) any amendment or waiver of or any consent to departure from all or any of the LC Documents or the Credit Agreement Documents;
(iii) the existence of any claim, set-off, defense or other right which the Company may have at any time against the LC Bank, the Lenders, the Agent (or any persons or entities for whom the Lender or any such Lenders or the Agent may be acting), TCS or any other person or entity, whether in connection with this Agreement, the transactions contemplated in the LC Documents or the Credit Agreement Documents or any unrelated transaction;

(iv) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v) payment by the LC Bank under the Letter of Credit against presentation of a draft or certificate which does not comply with the terms of the Letter of Credit; or
(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
Section 1.07. Intercreditor Agreement. The obligations under this Agreement are subordinated in the manner and to the extent set forth in the Intercreditor and Subordination Agreement dated as of May 5, 2008, as the same may be amended, modified, restated or supplemented from time to time (the “Intercreditor Agreement”), to the Senior Debt (as defined in the Intercreditor Agreement) and each party of this Agreement by its agreement hereto shall be bound by the provisions of the Intercreditor Agreement.
ARTICLE II
SECURITY FOR LETTER OF CREDIT OBLIGATIONS;
Section 2.01. Security Interest in the Collateral. To secure the prompt payment and performance to TCS of the Reimbursement Obligations, the Company hereby pledges and grants to TCS a continuing security interest in and to and lien on all of the following, whether now owned or existing or hereafter acquired or arising and wheresoever located (the “Collateral”):
(a) all of the Company’s accounts, contract rights, instruments (including those evidencing indebtedness owed to the Company by its affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to the Company arising out of or in connection with the sale or lease of Inventory (as defined below) or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to TCS hereunder (collectively, “Receivables”);
(b) all of the Company’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto (collectively, “Equipment”);

(c) all of the Company’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to the Company to secure payment of any of the Receivables by any account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with the Company, pursuant to which the Company is to deliver any personal property or perform any services (any such account debtor, prospective purchaser or party, a “Customer”) (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables) (collectively, “General Intangibles”);
(d) all of the Company’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in the Company’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them (collectively, “Inventory”);
(e) all of the Company’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts (collectively, “Investment Property”);
(f) all of the following (collectively, “Subsidiary Stock”):
(i) one hundred percent 100% of the issued and outstanding Equity Interests (as defined below) of any Subsidiary of the Company which is incorporated or organized under the laws of any state of the United States or the District of Columbia (“Domestic Subsidiary”) and 65% of each class of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (“Voting Equity”) and 100% of each class of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (“Non-Voting Equity”) of each Subsidiary of the Company that is not organized or incorporated in the United States or any State or territory thereof (“Foreign Subsidiary”) (but only to the extent that the pledge of such Non-Voting Equity would not cause the Reimbursement Obligations to be treated as “United States property” of such Foreign Subsidiary within the meaning of Treas. Reg. Section 1.956-2), in each case together with the certificates (or other agreements or instruments), if any, representing such Equity Interests, and all options and other rights, contractual or otherwise, with respect thereto (collectively, the “Pledge Capital Stock”), including, but not limited to, the following:

(A) subject to the percentage restrictions described above, all shares, securities, membership interests or other equity interests representing a dividend on any of the Pledged Capital Stock, or representing a distribution or return of capital upon or in respect of the Pledged Capital Stock, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Capital Stock; and
(B) without affecting the obligations of the Company under any provision prohibiting such action hereunder, in the event of any consolidation or merger involving the issuer of any Pledged Capital Stock and in which such issuer is not the surviving entity, all shares of each class of the Equity Interests of the successor entity formed by or resulting from such consolidation or merger;
(ii) Subject to the percentage restrictions described above, any and all other Capital Stock (as defined below) owned by the Company in any Domestic Subsidiary or any Foreign Subsidiary; and
(iii) All proceeds and products of the foregoing, however and whenever acquired and in whatever form;
(g) all of the Company’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of the Company’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to the Company from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of the Company’s assignable contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money; (vi) each commercial tort claim in existence as of the date hereof and in which a security interest is hereafter granted to TCS by the Company pursuant to the provision of Section 2.01 or otherwise; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which the Company has expressly granted a security interest or may in the future grant a security interest to TCS hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between TCS and the Company;
(h) all of the Company’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by the Company or in which it has an interest), computer programs, tapes, disks and documents relating to clauses (a), (b), (c), (d), (e), (f) or (g) of this Section;

(i) all of the Company’s cash and cash equivalents; and
(j) proceeds and products of clauses (a), (b), (c), (d), (e), (f), (g), (h) and (i) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.
The Company shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect TCS’s security interest and shall cause its financial statements to reflect such security interest. The Company shall promptly provide TCS with written notice of all commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, the Company shall be deemed to hereby grant to TCS a security interest and lien in and to such commercial tort claims and all proceeds thereof.
For purposes of this Agreement, “Equity Interests” of any person or entity shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such person or entity, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).
For purposes of this Agreement, “Subsidiary” of any person or entity shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other person or entities performing similar functions for such entity, are owned, directly or indirectly, by such person or entity.
For purposes of this Agreement, “Capital Stock” shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other equity interest or participation that confers on a person or entity the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person or entity.

Section 2.02. Perfection of Security Interest. The Company shall take all action that may be necessary or desirable, or that TCS may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of the Company’s security interest in and lien on the Collateral or to enable TCS to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances (as defined in the Credit Agreement), (ii) obtaining lien waiver agreements, (iii) delivering to TCS, endorsed or accompanied by such instruments of assignment as TCS may specify, and stamping or marking, in such manner as TCS may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to TCS, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to TCS, relating to the creation, validity, perfection, maintenance or continuation of TCS’s security interest and lien under the Uniform Commercial Code or other applicable law. TCS is hereby authorized to file financing statements in accordance with the Uniform Commercial Code as adopted in the relevant jurisdiction from time to time. By its signature hereto, the Company hereby authorizes TCS to file against the Company, one or more financing continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to the Company (which statements may have a description of collateral which is broader than that set forth herein and which may describe the Collateral as “all assets” or “all personal property”). All charges, expenses and fees TCS may incur in doing any of the foregoing, and any local taxes relating thereto, shall be added to the Reimbursement Obligations, or, at TCS’s option, shall be paid to TCS immediately upon demand.
Section 2.03. Disposition of Collateral. The Company will safeguard and protect all Collateral for TCS’s general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale of Inventory in the ordinary course of business (as the Company’s business is conducted on the date hereof, the “Ordinary Course of Business”) and (b) the disposition or transfer of Equipment in the Ordinary Course of Business and only to the extent that (i) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to TCS’s security interest (subject only to a Permitted Encumbrance) or (ii) the proceeds of which are remitted to TCS.
Section 2.04. Preservation of Collateral. Following the occurrence of an Event of Default, and provided TCS elects to exercise its remedies under this Agreement, in addition to the rights and remedies set forth in Section 6.02 hereof, TCS (or any agent on its behalf): (a) may at any time take such steps as TCS (or its agent) deems necessary to protect TCS’s interest in and to preserve the Collateral, (b) may lease warehouse facilities to which TCS may move all or part of the Collateral; (c) may use the Company’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (d) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of the Company’s owned or leased property. The Company shall cooperate fully with all of TCS’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as TCS or its agent may direct. All of TCS’s or its agents’ expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be added to the Reimbursement Obligations.

Section 2.05. Ownership of Collateral.
(a) With respect to the Collateral, at the time the Collateral becomes subject to TCS’s security interest: (i) the Company shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a security interest in each and every item of the its respective Collateral to TCS; and, except for Permitted Encumbrances the Collateral shall be free and clear of all liens and encumbrances whatsoever; (ii) each document and agreement executed by the Company or delivered to TCS in connection with this Agreement shall be true and correct in all material respects; (iii) all signatures and endorsements of the Company that appear on such documents and agreements shall be genuine and the Company shall have full capacity to execute same; and (iv) the Company’s Equipment and Inventory shall be located as set forth on Schedule 4.5 to the Credit Agreement and shall not be removed from such location(s) without the prior written consent of TCS except (A) with respect to the sale of Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 2.03 hereof and (b) that the Company may move Collateral from one location set forth on Schedule 4.5 to the Credit Agreement to another location set forth on such schedule.
(b) (i) There is no location at which the Company has any Inventory (except for Inventory in transit) or other Collateral other than those locations listed on Schedule 4.5 to the Credit Agreement; (ii) Schedule 4.5 to the Credit Agreement sets forth a correct and complete list as of the date hereof of (A) each place of business of the Company and (B) the chief executive office of the Company; and (iii) Schedule 4.5 to the Credit Agreement sets forth a correct and complete list as of the date hereof of the location, by state and street address, of all real property owned or leased by the Company, identifying which properties are owned and which are leased, together with the names and addresses of any landlords.
Section 2.06. Defense of TCS’s Interests. Until (a) payment and performance in full of all of the Reimbursement Obligations and (b) termination of this Agreement, TCS’s interests in the Collateral shall continue in full force and effect. During such period the Company shall not, without TCS’s prior written consent, pledge, sell (except Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 2.03 hereof), assign, transfer, create or suffer to exist a lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. The Company shall defend TCS’s interests in the Collateral against any and all persons or entities whatsoever. At any time following demand by TCS for payment of all Reimbursement Obligations, TCS, or an agent on its behalf, shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If TCS exercises this right to take possession of the Collateral, the Company shall, upon demand, assemble it in the best manner possible and make it available to TCS (or its agent) at a place reasonably convenient to TCS. In addition, with respect to all Collateral, TCS shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. The Company shall, and TCS may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which TCS holds a security interest to deliver same to TCS and/or subject to TCS’s order and if they shall come into the Company’s possession, they, and each of them, shall be held by the Company in trust as TCS’s trustee, and the Company will immediately deliver them to TCS in their original form together with any necessary endorsement.

Section 2.07. Books and Records. The Company shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs which books and records shall be kept at the Company’s principal place of business; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, generally accepted accounting principles in the United States of America in effect at such time consistently applied (“GAAP”) in the opinion of such independent public accountant as shall then be regularly engaged by the Company.
Section 2.08. Financial Disclosure. The Company hereby irrevocably authorizes and directs all accountants and auditors employed by the Company at any time until the payment in full of the Reimbursement Obligations and the termination of this Agreement to interact with TCS and to deliver to TCS copies of any of the Company’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession that may be reasonably requested by TCS, and to disclose to TCS any information such accountants may have concerning the Company’s financial status and business operations.
Section 2.09. Compliance with Laws. The Company shall comply in all material respects with all applicable laws with respect to the Collateral or any part thereof or to the operation of the Company’s business the non-compliance with which could reasonably be expected to materially and adversely affect the business or condition of the Company. The assets of the Company at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets of the Company so that such insurance shall remain in full force and effect.
Section 2.10. Inspection of Premises; Appraisals. At all reasonable times and with reasonable prior written notice, provided no Event of Default then exists, TCS shall have full access to and the right to audit, check, inspect and make abstracts and copies from the Company’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of the Company’s business. TCS and its agents may enter upon any of the Company’s premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of the Company’s business and discussing the affairs, finances and business of the Company with any officers and directors of the Company or with the Accountants (as defined in the Credit Agreement). At the sole cost of the Company, TCS will conduct no more than four field examinations per year in the absence of an Event of Default, but reserves the right, in its reasonable credit judgment exercised in good faith, to conduct additional field examinations and appraisals (whether real estate appraisals, appraisals of Inventory or appraisals of Equipment) at the Company’s expense upon reasonable notice to the Company.

Section 2.11. Insurance. The assets and properties of the Company at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of the Company so that such insurance shall remain in full force and effect. The Company shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At the Company’s own cost and expense with responsible and reputable insurance companies or associations in such amounts and covering such risks as is prudently carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates, the Company shall (a) keep all its insurable properties and properties in which the Company has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to the Company’s including business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to the Company insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of the Company either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which the Company is engaged in business; (d) furnish TCS with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to TCS, naming TCS as a loss payee as its interests may appear with respect to all insurance coverage referred to in clause (a) above, and providing (A) that all proceeds thereunder shall be payable to TCS, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to TCS. In the event of any loss thereunder, the carriers named therein hereby are directed by TCS and the Company to make payment for such loss to TCS and not to the Company and TCS jointly. If any insurance losses are paid by check, draft or other instrument payable to the Company and TCS jointly, TCS, or an agent on its behalf, may endorse the Company’s name thereon and do such other things as TCS, or any agent on its behalf, may deem advisable to reduce the same to cash. If any payment for such loss is made to the Company and not TCS, the Company shall turn over such payment to TCS. TCS, or an agent on its behalf, is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a), and (b) above. All loss recoveries received by TCS upon any such insurance may be applied to the Reimbursement Obligations, in such order as TCS in its sole discretion shall determine. Any surplus shall be paid by TCS to the Company or applied as may be otherwise required by law. Any deficiency thereon shall be paid by the Company to TCS, on demand.

Section 2.12. Failure to Pay Insurance. If the Company fails to obtain insurance as hereinabove provided, or to keep the same in force, TCS, if TCS so elects, may obtain such insurance and pay the premium therefor on behalf of the Company, and charge the Company therefor and such expenses so paid shall be part of the Reimbursement Obligations.
Section 2.13. Payment of Taxes. Except as otherwise being Properly Contested for Taxes (as defined in the Credit Agreement), the Company will pay, when due, all taxes, assessments and other Charges (as defined in the Credit Agreement) lawfully levied or assessed upon the Company or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government (a “Governmental Body”), is or may be imposed on or as a result of any transaction between the Company and TCS which TCS may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in TCS’s opinion, may possibly create a valid lien on the Collateral, TCS may without notice to the Company, if such tax, assessment, Charge or claim is not being Properly Contested for Taxes, pay the taxes, assessments or other Charges and the Company hereby indemnifies and holds TCS harmless in respect thereof. TCS shall promptly provide the Company with written notice after making such payment. The amount of any payment by TCS under this Section 2.13 shall be charged to the Company and added to the Obligations and, until the Company shall furnish TCS with an indemnity therefor (or supply TCS with evidence satisfactory to TCS that due provision for the payment thereof has been made), TCS may hold without interest any balance standing to the Company’s credit and TCS shall retain its security interest in and lien on any and all Collateral held by TCS.
Section 2.14. Payment of Leasehold Obligations. Except as otherwise being Properly Contested, the Company shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at TCS’s request will provide evidence of having done so.
Section 2.15. Receivables.
(a) Nature of Receivables.
Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to billed Receivables and for work performed for unbilled Receivables.

(b) Solvency of Customers.
Each Customer, to the Company’s actual knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of the Company who are not solvent the Company has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.
(c) Location of the Company.
The Company’s chief executive office is located at the address set forth on Schedule 4.5 to the Credit Agreement. Until written notice is given to TCS by the Company of any other office at which the Company keeps its records pertaining to Receivables, all such records shall be kept at such executive office.
(d) Collection of Receivables.
Until the Company’s authority to do so is terminated by TCS (which notice TCS may give at any time following the occurrence of an Event of Default and provided TCS elects to exercise its remedies under this Agreement), the Company will, at the Company’s sole cost and expense, but on TCS’s behalf and for TCS’s account, collect as TCS’s property and in trust for TCS all amounts received on Receivables, and shall not commingle such collections with the Company’s funds or use the same except to pay Obligations. If so requested by TCS (which may be a standing order), the Company shall deposit in a Blocked Account (as defined below) or, upon request by TCS, deliver to TCS, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.
(e) Notification of Assignment of Receivables.
At any time following the occurrence of an Event of Default and provided TCS elects to exercise its remedies under this Agreement, TCS shall have the right to send notice of the assignment of, and TCS’s security interest in and lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, TCS, or an agent on its behalf, shall have the sole right to collect the Receivables, take possession of the Collateral, or both. TCS’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to the Company and added to the Reimbursement Obligations.
(f) Power of TCS to Act on the Company’s Behalf.
TCS, or an agent on its behalf, shall have the right to receive, endorse, assign and/or deliver in the name of TCS or the Company any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and the Company hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. If an Event of Default has occurred and provided TCS elects to exercise its remedies under this Agreement, the Company hereby constitutes TCS or TCS’s designee as the Company’s attorney with power (i) to endorse the Company’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign the Company’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign the Company’s name on all documents or instruments deemed necessary or appropriate by TCS to preserve, protect, or perfect TCS’s interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of the Company’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign the Company’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign the Company’s name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Reimbursement Obligations remain unpaid. TCS shall have the right at any time following the occurrence of an Event of Default, to change the address for delivery of mail addressed to the Company to such address as TCS may designate and to receive, open and dispose of all mail addressed to the Company.
(g) No Liability.
TCS shall not, other than for TCS’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Following the occurrence of an Event of Default and provided TCS elects to exercise its remedies under this Agreement, TCS may, without notice or consent from the Company, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. TCS is authorized and empowered to accept following the occurrence of an Event of Default the return of the goods represented by any of the Receivables, without notice to or consent by the Company, all without discharging or in any way affecting the Company’s liability hereunder.
(h) Establishment of a Cash Management System.
If so requested by TCS (which may be a standing order), all proceeds of Collateral shall be deposited by the Company into a lockbox account, dominion account, depository account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by the Company and be acceptable to TCS for the deposit of such proceeds. If so requested by TCS, the Company, TCS and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance reasonably satisfactory to TCS directing such Blocked Account Bank to transfer such funds so deposited to TCS, either to any account maintained by TCS at said Blocked Account Bank or by wire transfer to appropriate account(s) of TCS. All funds deposited in such Blocked Accounts shall immediately become the property of TCS and the Company shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited. Neither TCS nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. All deposit accounts and investment accounts of the Company and its Subsidiaries are set forth on Schedule 4.15(h) to the Credit Agreement.
(i) Adjustments.
The Company will not, without TCS’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of the Company.
Section 2.16. Reserved.
Section 2.17. Reserved.
Section 2.18. Exculpation of Liability. Nothing herein contained shall be construed to constitute TCS as the Company’s agent for any purpose whatsoever, nor shall TCS be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. TCS shall not, whether by anything herein or in any assignment or otherwise, assume any of the Company’s obligations under any contract or agreement assigned to TCS, and TCS shall not be responsible in any way for the performance by the Company of any of the terms and conditions thereof.
Section 2.19. Environmental Matters.
(a) The Company shall ensure that the Real Property (as defined in the Credit Agreement) owned or leased by the Company remains in compliance with all Environmental Laws (as defined in the Credit Agreement) in all material respects and they shall not place or permit to be placed any Hazardous Substances (as defined in the Credit Agreement) on any Real Property except as permitted by applicable law or appropriate governmental authorities and except as otherwise would not reasonably be expected to have a material adverse effect on the business or condition of the Company.

(b) In the event the Company obtains, gives or receives notice of any Release (as defined in the Credit Agreement) or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or the Company’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any person or entity, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then the Company shall, within five (5) Business Days, give written notice of same to TCS detailing facts and circumstances of which the Company is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow TCS to protect its security interest in and lien on the Collateral and is not intended to create nor shall it create any obligation upon TCS with respect thereto.
(c) The Company shall promptly forward to TCS copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by the Company to dispose of Hazardous Substances and shall continue to forward copies of correspondence between the Company and the Authority regarding such claims to TCS until the claim is settled. the Company shall promptly forward to TCS copies of all documents and reports concerning a Hazardous Discharge at the Real Property that the Company is required to file under any Environmental Laws. Such information is to be provided solely to allow TCS to protect TCS’s security interest in and Lien on the Real Property and the Collateral.
(d) The Company shall defend and indemnify TCS and hold TCS and its employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by TCS under or on account of any Environmental Laws, including the assertion of any lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of TCS. The Company’s obligations under this Section 2.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. The Company’s obligation and the indemnifications hereunder shall survive the termination of this Agreement.
(e) For purposes of Section 2.19, all references to Real Property shall be deemed to include all of the Company’s right, title and interest in and to its owned and leased premises.

Section 2.20. Financing Statements. Except as respects the financing statements filed by TCS and the financing statements filed by the Agent in connection with the Credit Agreement, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.
Section 2.21. Voting Rights in Respect of Subsidiary Stock.
(a) So long as no Event of Default shall have occurred and be continuing, to the extent permitted by law, the Company may exercise any and all voting and other consensual rights pertaining to the Subsidiary Stock of the Company or any part thereof for any purpose not inconsistent with the terms of this Agreement; and
(b) Upon the occurrence and during the continuance of an Event of Default and following written notice by TCS, all rights of the Company to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to paragraph (a) of this Section shall cease and all such rights shall thereupon become vested in TCS which shall then have the sole right to exercise such voting and other consensual rights.
Section 2.22. Dividend and Distribution Rights in Respect of Subsidiary Shares.
(a) So long as no Event of Default shall have occurred and be continuing, the Company may receive and retain any and all dividends (other than stock or ownership interest dividends and other dividends constituting Subsidiary Stock which are addressed herein), distributions or interest paid in respect of the Subsidiary Stock to the extent they are allowed under this Agreement.
(b) Upon the occurrence and during the continuation of an Event of Default:
(A) all rights of the Company to receive the dividends, distributions and interest payments which it would otherwise be authorized to receive and retain pursuant to paragraph (a) of this Section shall cease and all such rights shall thereupon be vested in TCS which shall then have the sole right to receive and hold as Subsidiary Stock such dividends, distributions and interest payments; and
(B) all dividends, distributions and interest payments which are received by the Company contrary to the provisions of clause (A) of this paragraph (b) shall be received in trust for the benefit of TCS, shall be segregated from other property or funds of the Company, and shall be forthwith paid over to TCS as Subsidiary Stock in the exact form received, to be held by TCS as Subsidiary Stock and as further collateral security for the Obligations.

ARTICLE III
CONDITIONS OF ISSUANCE
Section 3.01. Condition Precedent to Issuance of the Letter of Credit. The obligation of TCS to cause the Letter of Credit to be delivered to the Company is subject to the condition precedent that TCS shall have received on or before the day of issuance of the Letter of Credit the following, each dated such day, in form and substance satisfactory to TCS:
(i) Certified copies of the resolutions of the Board of Directors of the Company approving this Agreement and the other documents to be delivered by it in connection herewith and of all other documents evidencing any other necessary corporate action;
(ii) A certificate of the Secretary of the Company, certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered by it hereunder;
(iii) A legal opinion of Counsel to the Company which shall cover such matters relating to the transactions contemplated hereby as TCS shall reasonably request;
(iv) A certificate of the Secretary of the Company, certifying true and correct a copy of the Credit Agreement together with all documents executed and delivered in connection therewith;
(v) The Guaranty duly executed by the Guarantor, together with all instruments contemplated thereby to be delivered by the Guarantor or the Company at such time; and
(vi) The Guarantor Security Agreement duly executed by the Guarantor, together with all instruments contemplated thereby to be delivered by the Guarantor or the Company at such time.
Section 3.02. Additional Conditions Precedent to Issuance of the Letter of Credit. The obligation of TCS to cause the LC Bank to issue the Letter of Credit shall be subject to the further condition precedent that on the date of the issuance of the Letter of Credit the following statements shall be true and TCS shall have received a certificate signed by a duly authorized officer of the Company, dated the date of such issuance, stating that:
(i) The representations and warranties contained in Section 4.01 are correct on and as of the date of the issuance of the Letter of Credit as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date) , and
(ii) No event has occurred and is continuing, or would result from the issuance of the Letter of Credit, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

(iii) Each of the conditions precedent to the obligation of the Lenders to make the initial Advances (as defined in the Credit Agreement) set forth in Section 8.1 thereof have been satisfied.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.01. Representations and Warranties of the Company. The Company represents and warrants as follows:
(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Illinois.
(b) Company has full power, authority and legal right to execute, deliver and perform this Agreement and the documents contemplated hereby to be executed and delivered by the Company. This Agreement and such documents have been duly executed and delivered by the Company. The Company’s execution, delivery and performance of this Agreement and such documents (i) have been duly authorized by all necessary corporate action, (ii) do not contravene the Company’s charter or by-laws, (iii) will not conflict with or violate any law or regulation or any governmental order, rule or judgment, and (iv) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any lien upon any asset of the Company under the provision of any agreement, or instrument to which the Company or any of its subsidiaries is a party or by which it or its property is a party or by which it may be bound.
(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Body (as defined below) or the consent of any Person (as defined below) is required for the due execution, delivery and performance by the Company of this Agreement or any of the other LC Documents.
(d) This Agreement and the documents contemplated hereby to be executed and delivered by the Company constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except to the extent that the enforceability thereof is subject to the effect of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally.
(e) Each of the Company’s representations and warranties set forth in Article V of the Credit Agreement or in any related certificate are true and correct.
ARTICLE V
COVENANTS OF THE COMPANY
Section 5.01. Affirmative Covenants. So long as a drawing is available under the Letter of Credit or the Company shall have any obligation to pay any amount to TCS hereunder, the Company will, unless TCS shall otherwise consent in writing:
(a) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights and privileges in the state of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which the absence of such qualification would materially and adversely affect its business and operations or the ownership of its properties.

(b) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Body the noncompliance with which would materially and adversely affect the business or condition of the Company, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, as well as claims of any kind which, if unpaid, might become a material lien upon any of its properties, except to the extent compliance with any of the foregoing is then being contested in good faith and except for mechanics’, materialman’s, and similar liens and liens arising under the Company’s present and future loan agreements.
(c) Maintenance of Properties. Maintain and preserve all of its properties which are used or which are useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, it being understood that this covenant relates only to the good working order and condition of such properties and shall not be construed as a covenant of the Company not to dispose of such properties in the ordinary course of business by sale, lease, transfer or otherwise.
(d) Reporting Requirements. Furnish to TCS the following:
(i) Annual Financial Statements. Within one hundred twenty (120) days after the end of each fiscal year of the Company, consolidated and consolidating financial statements of the Company including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and accompanied by a report and opinion (which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like assumption, qualification or exception as to scope of the audit) of a nationally-recognized independent certified public accounting firm selected by the Company.
(ii) Quarterly Financial Statements. Within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet of the Company and unaudited statements of income and stockholders’ equity and cash flow of the Company reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate would not reasonably be expected to have a material adverse effect on the Company, the Collateral or the Company’s ability to perform its obligations hereunder. The reports shall be accompanied by a certificate of the treasurer, chief financial officer or chief accounting officer of the Company to the effect that there exists no Event of Default by the Company under this Agreement and no default or event of default by the Company under the Credit Agreement; and promptly upon becoming aware of any default or event of default described in this sentence, a certificate of the treasurer, chief financial officer or chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto.

(iii) Other Reports. As soon as available, but in any event within ten (10) days after the issuance thereof, (i) copies of such financial statements, reports and returns as the Company shall send to its securityholders and (ii) copies of all notices, reports, financial statements and copies of all reports and registration statements which the Company or any subsidiary files with the Securities and Exchange Commission or any national securities exchange.
(iv) Miscellaneous. Such other information respecting the condition or operations, financial or otherwise; of the Company or any of its subsidiaries as TCS may from time to time reasonably request.
(e) Credit Agreement Affirmative Covenants. Comply with the Company’s covenants set forth in Article VI of the Credit Agreement.
Section 5.02. Negative Covenants. So long as a drawing is available under the Letter of Credit or the Company shall have any obligation to pay any amount to TCS hereunder, the Company will not, unless TCS shall otherwise consent in writing which consent shall not be unreasonably withheld.
(a) Amendment to Credit Agreement. Enter into or consent to any amendment or modification of any of the Credit Agreement Documents which would (A) release, renew, extend, shorten, compromise or postpone the time of payment of any of the Senior Debt (as defined in the Intercreditor Agreement); (B) substitute, exchange or release any or all of the Collateral or guaranties for the Senior Debt or decline or neglect to perfect the Senior Creditor’s Lien upon any of the Collateral for the Senior Debt; (C) add or release any person or entity primarily or secondarily liable for any of the Senior Debt; (D) increase the principal amount under the Credit Agreement above $50,000,000; (E) increase the margins or calculations of the interest rates (including default rates specified thereunder on the date hereof) or commitment fees on, or relating to the Senior Debt in an amount greater than 2% over such rates or fees in effect on the date hereof; (F) add any additional borrowers that do not also become issuers or guarantors of the obligations hereunder; (G) take a lien on any Collateral for the Senior Debt which is not contemporaneously pledged to secure the Reimbursement Obligations; (H) amend the definition of “Credit Enhancement Amount”, the definition of “Credit Enhancement Letter of Credit”, the definition of “Credit Enhancement Letter of Credit Draw Condition”, the definition of “Obligations”, the definition of “Required Credit Enhancement Amount, or Sections 4.23, 4.24, 10.20 or 15.18 of the Credit Agreement; or (I) modify or add any covenant or event of default with respect to the Senior Debt (1) in a manner more restrictive to the Company, or (2) which would restrict or preclude the Company from making payments hereunder.

(b) Credit Agreement Negative Covenants . Fail to comply with any of the Company’s covenants set forth in Article VII of the Credit Agreement
ARTICLE VI
EVENTS OF DEFAULT
Section 6.01. Events of Default. The occurrence of any of the following events shall be an “Event of Default” hereunder:
(a) The Company shall fail to pay when due any amount payable under any provision of this Agreement; or
(b) Any representation or warranty made by the Company herein shall prove to have been incorrect in any material respect when made; or
(c) The Company or the Guarantor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any of the other LC Documents to which it is party on its part to be performed or observed and any such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company or the Guarantor, as applicable, by TCS; or
(d) any Event of Default (as defined in the Credit Agreement) shall occur, which, while continuing, results in any of the “Obligations” under and as defined in the Credit Agreement becoming, or being declared to be, due prior to its scheduled maturity; or
(e) The Company, the Guarantor or any Subsidiary of the Company shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;
(f) The Company, the Guarantor or any Subsidiary of the Company shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;
(g) Any Subsidiary of the Company or the Guarantor, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(h) Any provision of this Agreement or any of the other LC Documents shall at any time for any reason cease to be valid and binding on the Company, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Company, or a proceeding shall be commenced by any Governmental Body having jurisdiction over the Company seeking to establish the invalidity or unenforceability thereof, or an officer of the Company shall deny that it has any or further liability or obligation under this Agreement.
Section 6.02. Upon an Event of Default. If any Event of Default shall have occurred and be continuing, unless TCS shall otherwise consent in writing, the Company shall not borrow under the Credit Agreement any additional amount if the “Obligations” outstanding under and as defined in the Credit Agreement exceed the Limit or if any such additional borrowing would cause the “Obligations” under and as defined in the Credit Agreement to do so.
ARTICLE VII
MISCELLANEOUS
Section 7.01. Amendments Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by TCS and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
Section 7.02. Notice. Any notice or request hereunder may be given to the Company or TCS at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 7.02. Any notice, demand, or other communication (for purposes of this Section 7.02 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission in accordance with this Section 7.02. Any such Notice must be delivered to the applicable party hereto at the addresses and numbers set forth under their respective names on this Section 7.02 hereof in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 7.02. Any Notice shall be effective:
(a) In the case of hand-delivery, when delivered;
(b) If given by mail, four days after such notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;
(c) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;
(d) In the case of electronic transmission, when actually received;

(e) If given by any other means (including by overnight courier), when actually received.

If to the Company:	APAC Customer Services, Inc.
Six Parkway North
Deerfield, Illinois 60015
Attention: Pamela R. Schneider, General Counsel
Telephone: (847) 236-5452
Telecopier: (847) 236-5451

with a copy to:
Duane Morris LLP
190 South LaSalle Street
Suite 3700
Chicago, Illinois 60603
Attention: Michael A. Witt
Telephone: (312) 499-6716
Telecopier: (312) 499-6701

If to TCS:	c/o TCS Group, L.L.C.
650 Dundee Road, Suite 450
Northbrook, Il. 60062
Attention: Pamela M. Comer,
Chief Financial Officer
Telephone: 847-498-0905
Telecopy: 847-498-0964

with a copy to:
Sidley Austin LLP
One South Dearborn Street,
Chicago, IL 60603
Telephone: (312) 853-7094
Facsimile: (312) 853-7036
Attention: Imad I. Qasim
Section 7.03. No Waiver; Remedies; Injunction.
(a) No failure on the part of TCS to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under any of the other LC Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
(b) The Company acknowledges that irreparable damage would occur to the Company in the event the provisions of Section 6.02 of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, TCS shall be entitled to an injunction or injunctions to prevent breaches of the provisions of Section 6.2 of this Agreement and to enforce specifically the terms and provisions thereof in any court of competent jurisdiction in the United States of America or any state thereof, in addition to any other remedy to which the Company may be entitled at law or in equity.

Section 7.04. Right of Set-off.
(a) Upon the occurrence and during the continuance of any Event of Default, and upon notice to the Company, TCS is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all indebtedness at any time owing by TCS to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement, irrespective of whether or not TCS shall have made any demand hereunder and although such obligations may be contingent or unmatured.
(b) The rights of TCS under this Section 7.04 are in addition to other rights and remedies (including, without limitation, other rights or set-off) which TCS may have.
Section 7.05. Indemnification.
(a) The Company shall indemnify TCS and each of its officers, directors, Affiliates, attorneys, employees and agents (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against, any Indemnified Person (i) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, the Letter of Credit, (ii) by reason of or in connection with any breach by the Company of any warranty, covenant, term or condition in, or the occurrence of any default under, this Agreement, or (iii) in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement, the other LC Documents, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of TCS (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Persons by any Person under any environmental laws or similar laws by reason of the Company’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of TCS, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by TCS or the Company on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other LC Documents, or the creation or repayment of any of the Company’s obligations hereunder, by reason of any applicable law or regulation now or hereafter in effect, the Company will pay (or will promptly reimburse TCS for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the Indemnified Persons harmless from and against all liability in connection therewith.

(b) For purposes of this Agreement,
(i) “Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.
(ii) “Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
Section 7.06. Liability of TCS. The Company assumes all risks of the acts or omissions of the Agent, the Lenders and any transferee of the Letter of Credit. None of the Indemnified Persons shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or for any acts or omissions of the Agent, the Lenders and any transferee in connection therewith, (b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged, (c) payment by the LC Bank against presentation of documents which do not comply with the terms of the Letter of Credit, including without limitation failure of any documents to bear any reference or adequate reference to the Letter of Credit, or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, other than, in each case, if the occurrence of such matter was solely caused by the gross negligence or willful misconduct of such Indemnified Person. The occurrence of any of the matters described in the forgoing clauses of this Section 7.06 shall not relives the Company of any of its obligations to TCS under this Agreement, including, without limitation, its payment obligations.
Section 7.07. Costs and Expenses. The Company agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording, and administration of this Agreement, the other LC Documents, and any other documents which may be delivered in connection with this Agreement or the other LC Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for TCS with respect thereto and with respect to advising TCS as to its rights and responsibilities under this Agreement and all costs and expenses (including counsel fees and expenses) in connection with the enforcement of this Agreement, the other LC Documents, and such other documents which may be delivered in connection with this Agreement or the other LC Documents.
Section 7.08. Binding Effect. This Agreement shall become effective when it shall have been executed by the Company and TCS and thereafter shall be binding upon and inure to the benefit of the Company and TCS and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of TCS. TCS any assign right and benefits under this Agreement and to the extent of that assignment such assignee shall have the same rights and benefit against the Company hereunder as it would have and if such assignee were TCS issuing or paying under the Letter of Credit hereunder.

Section 7.09. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.
Section 7.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois applied to contracts to be performed wholly within the State of Illinois. Any judicial proceeding brought by or against the Company with respect to any of its obligations hereunder, this Agreement or any other LC Document or any related agreement may be brought in any court of competent jurisdiction in the State of Illinois, United States of America, and, by execution and delivery of this Agreement, the Company accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The Company waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non convenience. The Company waives the right to remove any judicial proceeding brought against the Company in any state court to any federal court. Any judicial proceeding by the Company against TCS involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in Cook County of the State of Illinois.
Section 7.11. Jury Waiver.
EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.12. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 7.13. Execution in Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of’ the date first above written.

APAC CUSTOMER SERVICES, INC.
By:	/s/ Michael P. Marrow
	Name:	Michael P. Marrow
	Title:	President and Chief Executive Officer

TCS GLOBAL HOLDINGS, L.P.
By:	/s/ Theodore G. Schwartz
	Name:	Theodore G. Schwartz
	Title:	Manager, TCS Group, LLC, general partner

Signature Page to
Reimbursement and Security Agreement